Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880 • (781) 557-1300 • www.fspreit.com
Contact: Georgia Touma, Investor Relations - 877-686-9496

For Immediate Release

Franklin Street Properties Corp. Announces

Recast of Existing $220 Million Unsecured Term Loan

WAKEFIELD, MA — September 27, 2018 — Franklin Street Properties Corp. (the “Company”, “FSP”, “our” or “we”) (NYSE American:  FSP) announced today that it recast its existing $220 million unsecured term loan (as amended, the “BMO Term Loan”) with Bank of Montreal (“BMO”) continuing to serve as Administrative Agent.  A summary of key terms is below:

•                  Principal amount outstanding of $220 million remained unchanged, but was allocated $55 million to a tranche A term loan and $165 million to a tranche B term loan.

•                  Maturity date was extended from August 26, 2020 to November 30, 2021 for the tranche A term loan and to January 31, 2024 for the tranche B term loan.

•                  Depending on the Company’s credit rating, the margin over LIBOR decreased from a range of 105-215 basis points to a range of 85-165 basis points.  In addition, depending on the Company’s credit rating, the margin over the base rate decreased from a range of 5-115 basis points to a range of 0-65 basis points.  Based on the Company’s credit rating of Baa3 with Moody’s as of September 27, 2018, our margin over LIBOR decreased from 165 basis points to 125 basis points.

FSP was represented by Wilmer Cutler Pickering Hale and Dorr LLP and BMO was represented by Chapman and Cutler LLP.  Participating banks include:

Name of Institution	Title

Bank of Montreal	Administrative Agent, Joint Bookrunner and
Joint Lead Arranger

PNC Bank, National Association	Joint Bookrunner, Joint Lead Arranger and
Syndication Agent

Regions Capital Markets, a division of Regions Bank	Joint Bookrunner, Joint Lead Arranger

Regions Bank	Co-Documentation Agent

Capital One Bank, National Association	Joint Bookrunner, Joint Lead Arranger and
Co-Documentation Agent

U.S. Bank National Association	Lender

Branch Banking and Trust Company	Lender

George J. Carter, Chairman and Chief Executive Officer of FSP, said, “We believe that the recast of our term loan with BMO helps to better align the risk/reward characteristics of our capital structure with the long-term, value-add growth opportunities that we believe exist in our now predominantly urban and infill office property portfolio.  We appreciate the continued confidence shown in FSP by each of the participating banks.”

This press release, along with other news about FSP, is available on the Internet at www.fspreit.com.  We routinely post information that may be important to investors in the Investor Relations section of our website.  We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on investing in institutional-quality office properties in the U.S.  FSP’s strategy is to invest in select urban infill and central business district (CBD) properties, with primary emphasis on our five core markets of Atlanta, Dallas, Denver, Houston, and Minneapolis.  FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income.  FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.  To learn more about FSP please visit our website at www.fspreit.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, acquisitions, dispositions, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

For Franklin Street Properties Corp.
Georgia Touma, 877-686-9496

Source:  Franklin Street Properties Corp.